Exhibit 99.1

Synthesis Energy Systems, Inc. Announces Enhancements to its
U-GAS® Technology Platform

- Fines Re-Injection Technology Demonstrates Superior Coal Conversion
Efficiency and Reduced Operating Costs on a Commercial Scale -

HOUSTON, December 13, 2010 — Synthesis Energy Systems ,Inc. (NASDAQ: SYMX), (“SES”) an alternative energy company that provides advanced technology products and solutions to the global energy industry, announced today that it has demonstrated, at commercial scale, a significant advancement in its proprietary U-GAS® coal gasification technology that has resulted in increased coal carbon conversion to approximately 98% or greater. The newly developed fines management system was the product of a 12-month undertaking by the SES team in China to fundamentally increase gasification efficiency. This process improvement was demonstrated at the Company’s Zao Zhuang joint venture plant in China over a two-month period using low quality, high ash, and low-heating value coals. As a result, the Zao Zhuang joint venture plant has experienced a reduction in coal consumption by more than 10% which can be seen in lower operating costs for the facility. The Company has filed patents to protect its intellectual property.

Francis Lau, Chief Technology Officer of Synthesis Energy Systems, stated, “Our U-GAS® technology has demonstrated one of the highest thermal efficiency and carbon conversion rates of any commercially available coal gasification technology that we are aware of. Compared to other gasification technologies, U-GAS® has already demonstrated its lower capital cost and higher fuel flexibility with the ability to process -low quality coals such as lignite. The newly developed fines management system strengthens the performance of our system and positions us as a leader in coal gasification technologies for syngas production.”

Global recoverable coal reserves represent the world’s largest source of fossil-based fuels yet coal only accounts for a fraction of world energy consumption. With the international coal trade expected to grow significantly over the next 25 years, coal is expected to remain a significant player in the global energy market. Moreover, coal gasification should play an increasingly important role in power generation and chemical production. Over the next 25 years, China in particular is expected to invest significantly in its coal to chemical industries.

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems provides technology, equipment and engineering services for the conversion of low rank, low cost coal and biomass feedstocks into energy and chemical products. Our strategy is to create value through providing technology and equipment in regions where low rank coals and biomass feedstocks can be profitably converted into high value products through our proprietary U-GAS® fluidized bed gasification technology, which the Company licenses from the Gas Technology Institute. U-Gas® gasifies coal cost effectively, without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by our ability to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) our ability to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. The Company currently has offices in Houston, Texas, and Shanghai, China. For more information on SES, visit www.synthesisenergy.com or call (713) 579-0600.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the Company’s early stage of development, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations, its ability to reduce operating costs, the limited history and viability of its technology, the effect of the current international financial crisis on its business, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries and its ability to diversify, its ability to maintain production from its first plant in the Zao Zhuang joint venture, its ability to complete the expansion of the Zao Zhuang project, its ability to obtain the necessary approvals and permits for its Yima project and other future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project, its ability to negotiate the terms of the conversion of the Yima project from methanol to glycol and the sufficiency of internal controls and procedures. Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

# # #

Contact:

Synthesis Energy Systems, Inc.
Ann Tanabe
Vice President of Investor Relations
(713) 579-0600
ann.tanabe@synthesisenergy.com

MBS Value Partners, LLC
Matthew D. Haines
Managing Director
(212) 710-9686
Matt.Haines@mbsvalue.com